Exhibit 10.1

Re:	Sojourn Office Center
4450 Sojourn Drive
Addison, Texas

SIXTH AMENDMENT TO LEASE

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF DALLAS	§

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) has been executed as of the 25th day of October, 2013, by RAINIER ASSET MANAGEMENT COMPANY, LLC, a Texas limited liability company, AS AGENT FOR THE TENANT IN COMMON OWNERS (“Landlord”), as successor-in-interest to TNPPM LAKEVIEW SOJOURN, LLC, a Delaware limited liability company acting by and through TNP Property Manager, LLC (“TNPPM Lakeview Sojourn”) as successor-in-interest to Wilcox Sojourn Development, Ltd. (“Original Landlord”) and AFFIRMATIVE MANAGEMENT SERVICES, INC., a Texas corporation (“Tenant”), as successor-in-interest to Affirmative Property Holdings, Inc., a Texas corporation (“Prior Tenant”), as successor-in-interest to Old American Services, Inc., and by name change from American Agencies Property Holdings, Inc. (“Original Tenant”).

R E C I T A L S:

A. Original Landlord and Original Tenant have heretofore executed that certain Lease Agreement (the “Original Lease”), dated June 3, 1999, pursuant to which Tenant leased premises now consisting of approximately 56,888 rentable square feet (the “Premises”) in that certain building located at 4450 Sojourn Drive, Addison, Texas, and as more particularly described in the Original Lease (the “Building”).

B. Original Landlord, and Original Tenant have also heretofore executed that certain First Amendment to Lease (the “First Amendment”), dated July 26, 1999, that certain Second Amendment to Lease (the “Second Amendment”), dated August 1, 2000, and that certain Third Amendment to Lease (the “Third Amendment”), dated August 4, 2003.

C. Original Landlord and Prior Tenant, as successor-in-interest to Original Tenant have heretofore executed that certain Fourth Amendment to Lease (“Fourth Amendment”), dated December 14, 2004.

D. Landlord, as successor-in-interest to Original Landlord, and Prior Tenant have heretofore executed that certain Fifth Amendment to Lease (“Fifth Amendment”), dated November 23, 2009. The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment is referred to herein as the “Lease”. Unless otherwise provided in this Amendment, capitalized words and phrases shall have the same meanings as those given to them in the Lease.

E. Landlord is the successor-in-interest to TNPPM Lakeview Sojourn and Original Landlord, and is the current landlord with regard to the Lease. Tenant is the successor-in-interest to Prior Tenant and Original Tenant, and is the current tenant with regard to the Lease.

F. Landlord and Tenant now desire to execute this Amendment in order to evidence their agreement to (i) extend the Term of the Lease; and (ii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Article I

CERTAIN AMENDMENTS

SECTION 1.01. Term. The Term of the Lease is extended for one hundred fifteen (115) months through and including October 31, 2024. The one hundred thirty-seven (137) month time period from June 1, 2013 (the “Effective Date”) through and including October 31, 2024 shall be referred to herein as the “Extended Term”.

SECTION 1.02. Base Rent. Tenant’s monthly Base Rent during the Extended Term shall be as follows:

Months:	Annual Base Rent per RSF*:	Monthly Base Rent*:
1 – 22	$14.00	$66,369.33
23 – 41	$15.00	$71,110.00
42 – 53	$15.25	$72,295.17
54 – 65	$15.50	$73,480.33
66 – 77	$15.75	$74,665.50
78 – 89	$16.00	$75,850.67
90 – 101	$16.25	$77,035.83
102 – 113	$16.50	$78,221.00
114 – 125	$16.75	$79,406.17
126 – 137	$17.00	$80,591.33

*	Landlord hereby conditionally abates the Monthly Base Rent due for Months 23-29 above all on condition Tenant fulfills all Lease obligations. Tenant shall pay all other obligations accruing during such months. If Tenant defaults under the Lease, beyond any applicable period of notice and cure, any remaining rent abatement shall cease from the date of such default and Tenant shall immediately pay to Landlord all sums previously abated hereunder.

Nothing in this Amendment alters, amends, or terminates Landlord’s and Tenant’s current agreement that Tenant shall take a monthly credit of $6,103.00 against Rent through and including March 31, 2015.

SECTION 1.03. Base Year Operating Costs. The references to “ninety five percent (95%)” in Section 3.3(d) of the Original Lease are hereby deleted and replaced with “one hundred percent (100%)”. From and after June 1, 2013, Tenant’s Base Year shall be the calendar year 2014, except that notwithstanding the foregoing, Tenant’s Base Year with regard to the Basic Costs particularly described at Section 1.9(g) of the Original Lease shall remain the calendar year 2009 amount attributable to Section 1.9(g) — (i.e. $2.04 per rentable square foot in the Premises).

SECTION 1.04. Parking. In addition to Tenant’s parking rights under the Lease, during the Extended Term Landlord will also provide Tenant with eight (8) reserved parking spaces in a mutually acceptable location as reasonably determined by Landlord and Tenant. Tenant may, during the term of this Lease and in Tenant’s sole discretion, construct a canopy structure subject to Landlord’s prior written approval covering such parking spaces at Tenant’s cost, and may, in Tenant’s sole discretion, be paid for with the Landlord’s Contribution described in Exhibit A hereto. From and after June 1, 2013, Landlord shall have the right, at its option, to specify the location of Tenant’s parking spaces granted pursuant to the Lease, and such location or locations shall be reasonably near to Tenant’s Premises.

SECTION 1.05. “AS-IS”. Landlord is leasing the Premises to Tenant “as-is” “where is” without representation or warranty, without any obligation by Landlord to alter, remodel, improve, repair or decorate any part of the Premises except as set forth in Exhibit A hereto.

SECTION 1.06. Commissions. Landlord and Tenant each warrant to the other that it has not dealt with any broker, agent or other person in connection with this Amendment other than CASE Commercial Real Estate Partners and Cresa Dallas (collectively, the “Brokers”). Landlord will pay all commissions due Brokers pursuant to a separate written agreement with Brokers. Tenant and Landlord shall each indemnify and hold harmless the other from and against any and all claims, losses, costs or expenses (including reasonable attorneys’ fees and expenses) by any broker, agent or other person (except those of Brokers) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord with regard to this transaction contemplated by this Amendment. The provisions of this section shall survive the expiration of the Extended Term or any renewal or extension thereof.

SECTION 1.07. Further Amendments. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment.

SECTION 1.08. Extension Options. Landlord and Tenant hereby agree that the Extension Option at Exhibit B to the Fifth Amendment is in full legal force and effect as of the Effective Date.

SECTION 1.09. Right of First Refusal. Landlord hereby grants to Tenant a Right of First Refusal pursuant to Exhibit B attached hereto. Tenant’s Right of First Refusal at Exhibit C to the Fifth Amendment is hereby deleted and of no further legal force or effect.

SECTION 1.10. Right of First Offer. Landlord hereby grants to Tenant a Right of First Offer pursuant to Exhibit C and C-1 attached hereto.

SECTION 1.11. Exhibits. Landlord and Tenant agree that the following exhibits have been attached hereto and will be deemed a part of this Amendment and the Lease for all purposes and will be in lieu of any similar rights or provisions currently set forth in the Lease:

Exhibit A – Tenant Finish Work: Allowance

Exhibit B – Right of First Refusal

Exhibit B-1 – ROFR Area

Exhibit C – Right of First Offer

Exhibit C-1 – ROFO Space

Article II

MISCELLANEOUS

SECTION 2.01. Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Each party represents to the other that such party (a) is currently unaware of any default by the other party under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

SECTION 2.02. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 2.03. Counterparts. This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile and each party has the right to rely upon a facsimile counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.

SECTION 2.04. No Offer. The submission of this Amendment to Tenant shall not be construed as an offer, nor shall Tenant have any rights under this Amendment unless Landlord executes a copy of this Amendment and delivers it to Tenant.

SECTION 2.05. Confidentiality. Tenant acknowledges and agrees that the terms of this Amendment are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect that ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, agents, and attorneys, if any, shall not disclose the terms and conditions of this Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

SECTION 2.06. Governing Document. In the event the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

SECTION 2.07. Notices. All notices to be delivered to Landlord under the Lease, as amended by this Amendment, or otherwise with respect to the Premises shall, unless Landlord otherwise notifies Tenant, be delivered to Landlord in accordance with the Lease at the following addresses:

Notification Address:	Rainier Asset Management Company, LLC
Attn: Asset Manager – Sojourn Office Center
13760 Noel Road #800
Dallas, TX 75240

All notices to be delivered to Tenant under the Lease, as amended by this Amendment, or otherwise with respect to the Premises shall, unless Tenant otherwise notifies Landlord, be delivered to Tenant in accordance with the Lease at the following address:

Notification Address:	Affirmative Insurance Holdings, Inc.
Attention: General Counsel’s Office
4450 Sojourn Drive, Ste. 500
Addison, TX 75001

SECTION 2.08. INTENTIONALLY DELETED

SECTION 2.09. Interpretation. No provision of this Amendment will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 2.10. No Third-Party Beneficiaries. This Amendment does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Amendment.

SECTION 2.11. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties shall direct that such court interpret and apply the remainder of this Amendment in the manner that it determines most closely and effectuates their intent in entering into this Amendment and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

SECTION 2.12. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Amendment may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 2.13. Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any contribution of funds, goods, or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in, any transaction relating to any property or interest in property blocked pursuant to Executive Order No. 13224; (4) engaging in or conspiring to engage in any transaction that evades or avoids, had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers, or directors a Prohibited Person. As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering, or anti-money laundering activities, including, without limitation, Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein, “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism”. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (OFAC) as its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other official publication of such list from time to time. “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that this Lease is a continuing transaction and that the foregoing representations, certifications, and warranties are ongoing and shall be and remain true and in full force and effect on the date hereof and throughout the Term hereof (and any extension thereof), and that any knowing breach thereof shall be an Event of Default hereunder (not subject to any notice or cure period) giving rise to Landlord’s remedies, including but not limited to forcible eviction. Without limitation of Tenant’s other obligations as set forth herein, Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures, and expenses (including, without limitation, costs and attorneys’ fees) arising from or related to any breach of the foregoing representations, certification, and warranties.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, this Amendment has been executed as of (but not necessarily on) the date and year first above written.

LANDLORD:

RAINIER ASSET MANAGEMENT COMPANY, LLC, a Texas limited liability company, AS AGENT FOR THE TENANT IN COMMON OWNERS

By:	/s/ J. Kenneth Dunn
Name:	J. Kenneth Dunn
Title:	Vice President
Date:	10/25/2013

TENANT:

AFFIRMATIVE MANAGEMENT SERVICES, INC.
a Texas corporation

By:	/s/ Earl R. Fonville
Name:	Earl R. Fonville
Title:	CFO
Date:	10/24/13

EXHIBIT A

TENANT FINISH-WORK: ALLOWANCE

1. Except as set forth on this Exhibit, Tenant accepts the Premises “AS-IS” and acknowledges that Landlord has no obligation to make or otherwise pay for any improvements, alterations or repairs thereto.

2. IMPROVEMENTS. Tenant shall improve the Premises in accordance with plans and specifications approved in advance by Landlord (the “Plans”), which approval shall not be unreasonably withheld or delayed (such improvements are referred to herein as the (“Improvements”). Tenant shall perform the Improvements at its own cost, subject to the Landlord’s Contribution (hereinafter defined). Tenant shall cause the Plans to be prepared, at Tenant’s cost. Tenant shall cause any plans for any mechanical, electrical and plumbing work to be prepared by Landlord’s engineers. Tenant shall furnish the initial draft of the Plans to Landlord for its review and approval. Landlord shall within seven (7) days after receipt either provide comments to such Plans or approve the same and Landlord’s failure to timely respond shall be deemed approval. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord’s comments within seven (7) days after receipt of Landlord’s comments. Landlord shall within seven (7) days after receipt then either provide comments to such revised Plans or approve such Plans. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Landlord. The Improvements shall be performed by a contractor (the “Contractor”) reasonably acceptable to Landlord, which approval shall not be unreasonably withheld or delayed. Tenant hereby agrees that the Plans for the Improvements shall comply with all applicable laws and regulations. Landlord’s approval of any of the Plans (or any modifications or changes thereto) shall not impose upon Landlord or its agents or representatives any obligation with respect to the design of the Improvements or the compliance of such Improvements or the Plans with applicable laws and regulations.

All Improvements shall be constructed in a good and workmanlike manner, and only good grades of material shall be used. All Improvements shall be performed in such a fashion and by such means as necessary to maintain a professional work environment in the areas surrounding the space to be improved. Tenant shall only use labor that will work in peace and harmony with other contractors and workers serving the Building in constructing the Improvements. Tenant shall avoid actions which interfere with or delay the activities of other contractors serving the Building and other tenants. Tenant shall permit Landlord to observe and monitor all Improvements.

3. CHANGE ORDERS. If Tenant shall require improvements (“Change Orders”) to the Premises in addition to or substitution for the Improvements, Tenant shall deliver to Landlord for its approval, which approval will not be unreasonably withheld or delayed, plans and specifications for such Change Orders. Landlord shall within seven (7) days after receipt of such initial draft of plans and specifications for the Change Orders (the “Change Order Plans”)

either provide comments to such Change Order Plans or approve the same, and Landlord’s failure to respond within seven (7) days after receipt of such initial draft shall be deemed approval. If Landlord provides Tenant with comments to the initial draft of the Change Order Plans, Tenant shall provide revised Change Order Plans to Landlord incorporating Landlord’s comments within seven (7) days after receipt of Landlord’s comments. Landlord shall then either provide comments to such revised Change Order Plans or approve such Change Order Plans. The process described in the previous sentence shall be repeated, if necessary, until the Change Order Plans have been finally approved by Landlord. Tenant shall pay for all preparations and revisions of the Change Order Plans and the construction of all Change Orders.

4. LANDLORD’S CONTRIBUTION. On April 1, 2015, Landlord shall contribute an amount not to exceed $10.00 per rentable square foot in the Premises – i.e. $568,880.00 (the “Landlord’s Contribution”) to be applied toward the costs incurred by Tenant for the Improvements, Plans and Change Orders. If the cost of the Improvements, Plans and Change Orders exceeds the Landlord’s Contribution, Tenant shall pay all of such excess costs. Upon written request of Tenant (not more frequently than twice each month), Landlord shall pay all or any portion of the Landlord’s Contribution to Tenant, within 30 days after receipt of (a) invoices, (b) evidence satisfactory to Landlord that the work covered by such invoices has been completed in a satisfactory manner, (c) all necessary lien waivers and sworn affidavits, (d) marked reproducible copies of the originally approved Plans showing all substantial changes made in constructing the Improvements during such period from the Plans as originally approved, and (e) such other documentation as Landlord may reasonably require under the circumstances. Tenant shall deliver reproducible as-built Plans to Landlord at the conclusion of Improvements. Up to $3.00 of the $10.00 per rentable square foot Construction Allowance may, at Tenant’s option, be used as an offset to Rent coming due prior to December 31, 2015, used to offset the costs of space evaluation in connection with the Improvements, project management in connection with the Improvements, furniture, fixtures or equipment, or wiring/cabling costs. Any unspent portion of the Construction Allowance existing after December 31, 2015, may be retained by Landlord without credit or reimbursement to Tenant.

EXHIBIT B

RIGHT OF FIRST REFUSAL

Provided the Lease, as amended by this Amendment, is then in full force and effect and there is no uncured default thereunder, Tenant shall have the right of first refusal to lease additional space in the Building consisting of Suites 100 and 150 (collectively, the “ROFR Area”). Such right of first refusal shall be exercisable at the following times and upon the following conditions.

(a) If during the Term of the Lease as extended in this Amendment, Landlord receives a bona fide offer from a prospective tenant (the “Prospective Tenant”) to lease premises (the “Offered Premises”) in the Building containing all or any part of the ROFR Area, and Landlord desires to accept such offer, Landlord shall notify Tenant of such fact. Tenant shall have a period of seven (7) days from the date of delivery of such notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Premises. If Tenant fails to give any notice to Landlord within the required seven (7) day period, Tenant shall be deemed to have refused its right to lease all or any portion of the Offered Premises.

(b) If Tenant refuses its right to lease the Offered Premises, either by giving written notice thereof or by failing to give any notice, or Tenant fails to timely execute a lease amendment in accordance with subparagraph (c) below, Landlord shall thereafter have the right to lease the Offered Premises to the Prospective Tenant and whether or not Landlord and the Prospective Tenant enter into a lease agreement for the Offered Premises, Tenant shall have no right of first refusal with respect to the ROFR Area until the later to occur of (i) one hundred eighty (180) days following the date (A) Tenant refuses its right to lease the Offered Premises, either by giving written notice thereof or failing to give any notice, or (B) Tenant fails to timely execute a lease amendment expanding the Premises to include the Offered Premises (the “One Hundred Eighty Day Period”), or (ii) the date the ROFR Area is again available to Landlord to lease following the One Hundred Eighty Day Period.

(c) If Tenant exercises its right to lease the Offered Premises, Landlord and Tenant shall, within fifteen (15) business days after Tenant delivers to Landlord notice of its election, enter into a lease agreement with respect to the Offered Premises on the same terms, covenants, and conditions as are contained in the Lease, except as follows:

(i) The rentable area of the Offered Premises shall be equal to the area offered to be leased by the Prospective Tenant.

(ii) The Base Rent rate to be paid for the Offered Premises shall be equal to the base rent rate offered to be paid by the Prospective Tenant, including any offered increases from time to time in such rental rate.

(iii) The Base Year in effect for the Offered Premises shall be equal to the base year offered to the Prospective Tenant.

(iv) The payment of monthly installments of Base Rent with respect to the Offered Premises shall commence on the effective date of the lease of the Offered Premises as offered to the Prospective Tenant, or in the event no specific effective date was so offered, on the date mutually acceptable to Landlord and Tenant, and rent for any partial month shall be prorated.

(v) Possession of such portion of the Offered Premises shall be delivered to Tenant on the basis offered to the Prospective Tenant, and if no specific basis was so offered, on a basis mutually acceptable to Landlord and Tenant. Landlord will use reasonable diligence to make the Offered Premises available to Tenant as soon after the effective date stated above as it can. Landlord shall not be liable for the failure to give possession of the Offered Premises on said date by reason of the holding over or retention of possession of any tenant, tenants, or occupants, nor shall such failure impair the validity of the Lease, nor extend the term hereof, but the rent for the Offered Premises shall be abated until possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of said failure to give possession of the Offered Premises to Tenant on the scheduled effective date.

(vi) The term of the lease of the Offered Premises shall commence on the date determined pursuant to subparagraph (c) (iv) above, and shall continue thereafter for the full term offered to the Prospective Tenant.

(d) Notwithstanding anything herein to the contrary, Tenant’s right of first refusal pursuant to this paragraph shall be subordinate to any and all rights, including without limitation, renewal rights, expansion rights, rights of first refusal and rights of first offer, under any existing lease demising premises in the Building.

(e) The right of refusal hereby granted Tenant shall cease on, and be ineffective after, the expiration of the Extended Term whether or not any option to renew and extend the Lease is exercised by Tenant.

(f) Any assignment or subletting by Tenant of the Lease, or any termination of the Lease or termination of Tenant’s right to possess the Premises, shall terminate the refusal right of Tenant hereby granted.

EXHIBIT B-1

ROFR AREA

9X9±
14X16±
14X16±
14X16±
14X16±
7X8±
4X8±
9X8±
11X27±
11X27±
11X13±
15X9±
15X9±
15X9±
15X20±
13X15±
13X17±
13X15±
15X12±
14X26±
14X9±
80X37±

SUITE 100 - 11,024 USF

EXHIBIT C

RIGHT OF FIRST OFFER

Subject to then-existing renewal or expansion options of other tenants, prior to offering to lease Suite 200 and/or 300 (the “ROFO Space”) to a party other than Tenant, Landlord shall first offer to lease to Tenant the ROFO Space in an “as is” condition. Such offer shall be in writing and specify the rent to be paid for the ROFO Space, the date on which the ROFO Space shall be included in the Premises, and any other terms upon which Landlord is willing to lease the ROFO Space to Tenant (the “Offer Notice”). Tenant shall notify Landlord in writing whether Tenant elects to lease the entire ROFO Space upon the terms set forth in the Offer Notice, within five (5) business days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the ROFO Space, then Landlord and Tenant shall execute an amendment to the Lease, effective as of the date the ROFO Space is to be included in the Premises, on the same terms as the Lease except that (a) the rentable area of the Premises shall be increased by the rentable area in the ROFO Space (and Tenant’s Proportionate Share shall be adjusted accordingly), (b) the Base Rent shall be increased by the amount specified for such space in the Offer Notice, and (c) Landlord shall not provide to Tenant any allowances or other tenant inducements, except for those set forth in the Offer Notice. If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof, and Landlord may lease the ROFO Space to third parties on such terms as Landlord may elect. Tenant may not exercise its rights under this paragraph if an Event of Default exists or Tenant is not then occupying the entire Premises. Tenant’s rights under this paragraph shall terminate if the Lease or Tenant’s right to possession of the Premises is terminated.

EXHIBIT C-1

ROFO SPACE

Suite 200

Suite 300